AUTHORISZOR INC.
                        Announces Placing

Contact:                                                     Richard A. Langevin
Alison R. S. Simard                                          President & CEO
Stern & Co.                                                  Authoriszor Inc.
Tel: 212-888-0044                                            Tel: 508-650-3916
asimard@sternco.com

         Boston, Massachusetts, February 11, 2000 - Authoriszor Inc. (OTC:BB:AUOR) today announced the placement of 2,727,273 shares of common stock, par value $.01 per share, at $11.00 per share. The offering is expected to close on Wednesday, February 16, 2000. This placement was made pursuant to Regulation S under the Securities Act, in the United Kingdom and Europe. The gross proceeds of the placement will be $30,000,003.

         Authoriszor Inc. has agreed to grant certain registration rights to the purchasers of the shares. The current offering of such securities has not been registered under the Securities Act pursuant to Regulation S, and the shares may not be offered, sold, or delivered in the current offering in the United States or to or for the account or benefit of any United States Person (as such terms are defined in Regulation S). Such securities may not be reoffered or resold in the United States absent registration under the Securities Act or pursuant to an applicable exemption from such registration requirements. Hedging transactions in the common stock may not be engaged in unless in compliance with the Securities Act.